Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-200807) of Tribune Media Company of our reports dated March 6, 2015 and March 28, 2014 (except for the effects of discontinued operations discussed in Note 2 and changes in segment presentation discussed in Note 20 to the consolidated financial statements, as to which the date is November 14, 2014) relating to the financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Chicago, Illinois
March 6, 2015